                                                                    EXHIBIT 99


FOR RELEASE ON JUNE 16, 1998          FOR FURTHER INFORMATION CONTACT:

                                      JOSEPH R. SMITH, CHIEF FINANCIAL OFFICER
                                      COAST DENTAL SERVICES, INC.
                                      2502 ROCKY POINT DRIVE
                                      SUITE 1000
                                      TAMPA, FLORIDA  33607
                                      (813) 288-1999


            COAST DENTAL ANNOUNCES STATUS OF DEVELOPMENT INITIATIVES

         Coast Dental discussed generally today its progress and financial performance for the year to date. Indications were that the Company's expansion to date has been more significant than initially planned due to strategic opportunities existing in developing markets. The Company further explained that such expansion which has consisted of a larger mix of internally developed dental centers, as compared to acquisitions, has had an impact on its financial performance to date.

         Between January 1, 1998 and June 30, 1998 the Company will have added 32 additional dental centers, 21 of which will be internally developed dental centers and 11 of which will be acquired dental centers. Due to opportunities existing, the Company added more dental centers than was originally planned. As a result of the increased development of internally developed dental centers and the associated initial expenses and the normal delay in achieving productivity at the centers, the quarter ending June 30, 1998 is now expected to be slightly below street estimates, with an earnings per share estimated range of $.16 to $.17. The Company believes that contrary to its competition, which relies principally on acquisitions of dental centers, the use of internally developed dental centers coupled with strategic acquisitions, is a more cost effective way of developing a market.

         The Company reiterated its commitment to a continued mix of internally developed and acquired dental centers. CEO, Terek Diasti stated "We have been very pleased with our 1998 development accomplishments to date. While the accelerated addition of internally developed dental centers has impacted us for the quarter, they are positioning us well to achieve our future goals at a cost significantly below that which would be required through an expansion program utilizing substantially all acquisitions. The acquired Dental Centers we have brought in this year including those in Tennessee are performing up to our expectations. There were several other opportunities for us to add additional acquisitions in order to meet the expectations for the quarter, but we were unable to justify the completion of those when balancing the cost to us and analyzing the long term benefits to our shareholders. We are well positioned with geographic concentration in good markets, a clear balance sheet and substantial capital resources, a strong development team, and an excellent pipeline. As such, management remains confident relative to its financial goals and objectives for the remainder of 1998 and for 1999. We were extremely aggressive in the addition of new Dental Centers for the year. We can now concentrate on fully implementing the Coast Operating model in all of our new dental centers and to be selective in acquisition opportunities existing for us."

         Coast Dental Services, Inc. provides management services to affiliated dental care providers in Dental Centers located in Florida, Georgia and Tennessee. As of June 30, 1998, the Company will have ninety (90) Dental Centers under management, serving over 500,000 patients.




         This press release and certain information provided periodically in writing or orally by the Company's officers or its agents contain statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934. The words "expect", "believe", "goal", "plan", "intend", "estimate" and similar expressions and variations thereof if used are intended to specifically identify forward-looking statements. Those statements appear in a number of places in this Press Release and include statements regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other thing: the successful expansion of the Cost Dental network in new and existing markets through the addition of internally developed and acquired Dental Centers in accordance with the Company's growth strategy and the Company's future performance and operating results. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences are set forth in the Company's previous filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in the Press Release to reflect events or circumstances after the date of the Press Release or to reflect the occurrence of unanticipated events.